Exhibit 2.1

FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT is made effective as of May 8, 2013, (this “First Amendment”) is by and among Intermedia Holdings, Inc., a Delaware corporation (“Parent”), Sierra Merger Sub Co., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Telanetix, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:
WHEREAS, Parent, Merger Sub and the Company are parties to that certain Agreement and Plan of Merger dated as of January 18, 2013 (the “Agreement”) pursuant to which Merger Sub has agreed to merge with and into the Company, with the Company as the surviving corporation, in exchange for payment of certain monies by Parent and Merger Sub to the stockholders of the Company; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain technical clarifications to the Agreement to reflect the original intent of the parties with respect thereto and thus are entering into this Amendment.

NOW, THEREFORE, in the consideration of the premises, mutual covenants and promises hereinafter set forth, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Capitalized terms not otherwise defined herein have the meaning ascribed by the Agreement.

2.           Exhibit B is amended to add the following definition thereto (which shall be added in alphabetical order):

“Cash Exercise Proceeds” in the event that any Company Stock Options and/or Company Warrants that are outstanding as of the date of this Agreement are exercised by means of a cash payment to the Company of the exercise price with respect thereto after the date of this Agreement but prior to the Effective Time and the shares of Company Common Stock issuable upon such exercise are outstanding at the Effective Time and included in the Fully Diluted Share Number, the “Cash Exercise Proceeds” shall equal the amount of cash, if any, that the Company actually receives after the date of this Agreement but prior to the Effective Time from the exercise of such Company Stock Options and/or Company Warrants, provided, that if no such cash proceeds are received by the Company, the “Cash Exercise Proceeds” shall equal zero.”

3.           The definition of “Merger Consideration” on Exhibit B is deleted in its entirety and replaced with the following:

“Merger Consideration” shall mean an amount equal to (i) $41,477,857 (ii) minus the sum of (A) the Excess Transaction Expenses, (B) the Excess Regulatory Expenses and (C) the Escrow Amount, and (iii) plus the Cash Exercise Proceeds (if any).”

4.           Section 6.19(k) of the Agreement is deleted in its entirety and replaced with the following:

“The Company shall prepare and deliver to Parent at the Closing a statement, which shall be certified in writing, in good faith, as true, accurate and complete by, based on the information known to, the Chief Executive Officer and the Chief Financial Officer of the Company, setting forth in reasonable detail each of the Cash Exercise Proceeds (including the Company Stock Options and Company Warrants that were exercised after the date of this Agreement, the exercise price received by the Company with respect to each Company Stock Option and Company Warrant and the number of shares included in the Fully Diluted Share Number with respect thereto) and the full amount of Transaction Expenses and Regulatory Expenses of the Company and its Subsidiaries (the “Expense Statement”).  Parent shall prepare and deliver to the Company at the Closing a statement, which shall be certified in writing as true, accurate and complete by an officer of Parent, setting forth in reasonable detail the full amount of Regulatory Expenses of Parent and its Subsidiaries,  (which, for the purpose of clarity, shall not include the Company, its Subsidiaries and/or their Affiliates).  The deliveries set forth in this Section 6.19(k) (Outstanding Capitalization; Expenses) are being made to aid in the calculations of, but shall not necessarily be determinative of, the amount of the Transaction Expenses, the Regulatory Expenses or the Cash Exercise Proceeds.”

5.           Clause (ii)(A) of Section 8.1(c) of the Agreement is deleted in its entirety and replaced with the following:

“(A) incapable of being cured by the Parent Outside Date or”

6.           Clause (ii)(A) of Section 8.1(d) of the Agreement is deleted in its entirety and replaced with the following:

“(A) incapable of being cured by the Company Outside Date or”

7.           Section 6.20(d) of the Agreement shall be amended to add the following to the end thereof:

“In furtherance of the foregoing and for purposes of clarity, the rights of the equityholders of the Company (including the holders of Company Common Stock, Company Stock Options and Company Warrants) to receive any portion of either the funds held in the Escrow Account or the Remaining Amount, if any, will not be evidenced by any certificate or instrument and will not be transferable or assignable, except by will, the laws of intestacy or operation of law.”

8.           This First Amendment may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument.

9.           Except as otherwise provided in this First Amendment, all terms and provisions of the Agreement are hereby ratified and shall remain in full force and effect without modification. The provisions contained in Article 10 of the Merger Agreement shall apply to this First Amendment as if they were more fully set forth in this First Amendment, as applicable.

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IN WITNESS WHEREOF each of the parties hereto has executed this First Amendment, or has caused this First Amendment to be duly executed and delivered in its name on its behalf all as of the day and year first above written.

Parent:

INTERMEDIA HOLDINGS, INC.

By:/s/ Philip Koen
Name:  Philip Koen
Title:     Chairman and Chief Executive Officer

Merger Sub:

SIERRA MERGER SUB CO.

By:/s/ Philip Koen
Name:  Philip Koen
Title:     Chief Executive Officer

The Company:

TELANETIX, INC.

By: /s/ Doug Johnson
Name: Doug Johnson
Title:     Chief Executive Officer